Exhibit 99.1

Final Transcript

Conference Call Transcript

STEC—Q3 2005 SimpleTech Earnings Conference Call

Event Date/Time: Nov. 07. 2005 / 4:30PM ET

CORPORATE PARTICIPANTS

Mitch Gellman

SimpleTech—Director of IR

Dan Moses

SimpleTech—CFO and Director

Manouch Moshayedi

SimpleTech—Chairman and CEO

CONFERENCE CALL PARTICIPANTS

Nadeem Janmohamed

Lehman Brothers—Analyst

Eric Gomberg

Thomas Weisel Partners—Analyst

PRESENTATION

Operator

Good afternoon. My name is Meredith and I will be your conference facilitator. At this time, I would like to welcome everyone to the SimpleTech third-quarter 2005 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. (OPERATOR INSTRUCTIONS).

Thank you. I would now like to turn the conference over to Mitch Gellman, Director of Investor Relations. Please go ahead, sir.

Mitch Gellman—SimpleTech—Director of IR

Thank you, Meredith, and welcome, everyone. Thanks for joining us today for our third-quarter 2005 earnings conference call. With me today are Manouch Moshayedi, our Chairman and CEO, and Dan Moses, our CFO and a Director of the Company.

I would like to remind everyone that we will be presenting this Tuesday, November 8 and Wednesday, November 9 in Session Two of the AeA Classic Financial Conference in San Diego, California this year.

An audio replay of this conference call, along with a copy of today’s prepared comments and remarks, will be available at SimpleTech’s Investor Relations website approximately two hours after the live call concludes.

Various comments about the Company’s future expectations, plans and prospects made during today’s earnings conference call, including the question-and-answer session, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended and Section 21E of the Securities Act of 1934 as amended and are based on management’s current expectations. These forward-looking statements entail various significant risks and uncertainties that could cause our actual results to differ materially from those expressed in such forward-looking statements.

The risks and uncertainties are detailed under Risk Factors in filings with the SEC, the Securities and Exchange Commission, made from time to time by us, including our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our current reports on Form 8-K, including earnings press releases and related Form 8-K filed today.

The filings are available under the category SEC Filings in the investors’ section at our website, simpletech.com. Forward-looking statements in this teleconference are generally identified by words such as believes, anticipates, expects, intends, may, will and other similar expressions. However, these words are not they only way we identify forward-looking statements.

In addition, any statements that refer to expectations, projections and other characterizations of future events or circumstances are forward-looking statements. Listeners are cautioned not to place undue reliance on these forward-looking statements, which represent our views only as of today. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so even if our estimates change, and therefore you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

And now, it is my pleasure to turn the call over to our Chief Financial Officer, Dan Moses. Dan?

Dan Moses—SimpleTech—CFO and Director

Thank you, Mitch. Hello, everyone, and welcome to our conference call this afternoon. We are pleased with the progress of our OEM flash and our external storage product lines that we made during the third quarter of 2005. Our customized OEM flash product revenue increased 101% from $7.2 million in the second quarter of 2005 to $14.5 million in the third quarter of 2005 — this after a 47% sequential growth in this high-margin category in the second quarter of 2005.

Although our external storage product line revenue declined slightly from $8.4 million in the second quarter of 2005 to $7.9 million in the third quarter of 2005, we are gaining significant momentum in this category, driven by our recently introduced network attached storage external drives. We will launch our external storage products with several major retailers in the fourth quarter of 2005.

Our standard and stacked OEM DRAM business remains challenging and difficult to predict from quarter to quarter, and revenues declined from $30.7 million in the second quarter of 2005 to $18.2 million in the third quarter of 2005.

Now I’ll run you through the financial analysis. Revenues declined 4% sequentially to $67.2 million in the third quarter of 2005, and earnings per share remained flat at $0.04 in the second and third quarters of 2005.

Our third-quarter 2005 revenues by product line were as follows – non-flash DRAM memory was $19.7 million or 29% of total revenues; flash memory was $23.8 million or 35% of total revenues; stacked DRAM memory was $15.8 million or 24% of total revenues; and external storage drives were $7.9 million or 12% of total revenues.

International sales comprised 11% of our total revenues in the third quarter of 2005. Average sale price declined to $48 per unit in the third quarter of 2005, compared to $66 per unit in the second quarter of 2005, due to a significant shift in product mix towards lower-capacity, lower-ASP OEM and consumer Flash products. Average shipment density for our memory products decreased from 831 MB in the second quarter of 2005 to 642 MB in the third quarter of 2005, again primarily due to the shift towards lower capacity OEM flash business. We shipped 1.4 million total units in the third quarter of 2005, compared to 1.1 million in the prior quarter.

Sales and marketing expenses increased slightly to $6.4 million in the third quarter of 2005 from $6.0 million in the prior quarter. General and administrative spending increased slightly to $3.3 million in the third quarter of 2005 from $3.1 million in the prior quarter. Research and development spending increased slightly from $1.6 million in the second quarter of 2005 to $1.8 million in the third quarter. Depreciation and amortization expenses were $808,000 during the third quarter of 2005, and capital expenditures were $2.6 million during the quarter.

We are projecting fourth-quarter revenue to increase by approximately 5% and our earnings to remain relatively flat with the third quarter of 2005.

This now concludes our prepared remarks, and now Manouch, Mitch and I would like to open up for any questions you may have. Thank you.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Nadeem Janmohamed, Lehman Brothers.

Nadeem Janmohamed—Lehman Brothers—Analyst

Just with respect to the topline real quick, in terms of the shortfall, would you point it primarily at the standard and stacked, business, or — and I have a couple of follow-ups.

Manouch Moshayedi—SimpleTech—Chairman and CEO

It was mostly the stacked business that the shortfall happened.

Nadeem Janmohamed—Lehman Brothers—Analyst

And then, Manouch, how’s your — I mean, what is your sense there in terms of whether or not that has bottomed out here, at about 18 million? Do you think that sort of represents the bottom in your standard and stacked business?

Manouch Moshayedi—SimpleTech—Chairman and CEO

That’s about the bottom, at least for the next few quarters. As you know, DDR2 needs less of a stacking than DDR1, so I think at least for the next couple of quarters, it will be steady at about this range for the stacking business.

Nadeem Janmohamed—Lehman Brothers—Analyst

Then obviously, previously you had had some challenges with HP. Are those challenges behind you now, or—?

Manouch Moshayedi—SimpleTech—Chairman and CEO

Yes, those challenges are behind us.

Nadeem Janmohamed—Lehman Brothers—Analyst

Okay. And then in terms of the outlook and even beyond, I was just wondering, given the fact that obviously your OEM flash business has been quite strong of late, how do you think that changes the picture for what is normal seasonality for you guys in Q1? Do you think it has an impact at all, or—?

Manouch Moshayedi—SimpleTech—Chairman and CEO

For Q1, no, it shouldn’t have that much of an impact. Right now, the only business that we are right now increasing in this quarter that might be impacted in Q1 is the retail business, which is seasonally strong at this point, and then not very strong in Q1. So we will see what happens in Q1 on the retail side.

Nadeem Janmohamed—Lehman Brothers—Analyst

Okay, and then if I just cut through your guidance here, would that imply that your gross margins would actually decline slightly in the fourth quarter, or—?

Dan Moses—SimpleTech—CFO and Director

Yes, I think we are anticipating somewhat of a decline in margin in the fourth quarter because we are expecting a little bit more of the lower-margin storage business in Q4 and probably a little bit less of the OEM flash. We had kind of a spike in Q3. So as we are looking at — a little bit more revenue, but probably the mix is going to be slightly towards lower margin. So I wouldn’t think it would be significant. Maybe worst case may be a point and a half down, but probably more likely around a point down from where we are in Q3.

Nadeem Janmohamed—Lehman Brothers—Analyst

And then OpEx just slightly lower?

Dan Moses—SimpleTech—CFO and Director

Yes, OpEx should be relatively flat. I don’t see changes in any of the line items there.

Operator

Eric Gomberg, Thomas Weisel Partners.

Eric Gomberg—Thomas Weisel Partners—Analyst

Could you talk a little bit about the external storage business, and you seem very excited about it. What is kind of driving it into Q4 and how much faster than the corporate average do you expect it to grow in the fourth quarter?

Manouch Moshayedi—SimpleTech—Chairman and CEO

We are deploying the external drives into three major retailers in Q4, and as a result, the major part of the increase in sales is going to come from the — in the external drive market. And the need for external drive market keeps on growing as digital media has become more popular and people need to download music and pictures and they want to get away from putting everything on a PC. So external drives from the USB drives all way up to the NAS drives have become very, very popular, especially now on the external drive, 2.5 inch drives, which are portable drives.

Eric Gomberg—Thomas Weisel Partners—Analyst

Okay. Wondering on the stacking business, if you go back to I think Q1, you were actually very excited about it for this year, and I realize DDR2 has different packaging technology, but we knew that back in Q1. So I’m just wondering, what’s kind of changed? Why has that not come — why has that not developed this year the way you anticipated, especially since DDR2, if anything, has kind of come on at a slower pace than folks were anticipating?

Manouch Moshayedi—SimpleTech—Chairman and CEO

The DDR2 has not come along, but BGA form factors have come up, and in DDR1, PC2700 is also a BGA form factor. And, as you know, we had difficulties in the past with some of the server customers getting qualifications on the BGA package stacks. And now that we do have the stacking, it seems that more and more of the customers for the DDR2 and also the BGA package, DDR1 2700 are going with the lower-density modules where stacking is not necessarily needed.

So the major silicon wafer manufacturers such as Samsung or Micron can service a lot of the needs that exist in the service space. So even though the DDR2 has been slow in coming, the DDR1 PC2700 is also in the same package and also some of the needs have been instead of going through 4 gigabit modules have stayed at 1 and 2 GB modules.

Eric Gomberg—Thomas Weisel Partners—Analyst

A couple of other things. Could you discuss maybe the density decline has gone from 831 MB to 642. Just wondering what’s behind that in an ASP environment that, if anything, seems a little bit soft. I would tend to think we’d see maybe flat or even increasing capacities.

Dan Moses—SimpleTech—CFO and Director

Yes, that was 100% attributed to the fact that we had this big spike in OEM flash business, and most of that business was at the lower capacity levels, like 64 MB, 32 MB. So the ASPs were lower, but the margin — it’s also a high-margin business, but when you factor in that new chunk of business at a low capacity, that is bringing down the overall ASPs.

Eric Gomberg—Thomas Weisel Partners—Analyst

Now, OEM flash for 32 or 64 MB, what types of end products is that typically going into?

Manouch Moshayedi—SimpleTech—Chairman and CEO

It goes into networking products.

Eric Gomberg—Thomas Weisel Partners—Analyst

Okay. And then a question on operating expenses. They continue to grow. In fact, R&D, SG&A is up 30% year over year and third quarter over third quarter, while revenue is down 10% year over year. So just wondering what you are doing in terms of containing cost controls and where you’re deploying those OpEx dollars?

Dan Moses—SimpleTech—CFO and Director

Yes, I would say to answer that, where we are at is we are investing in a couple product lines that are starting to show some good growth. OEM flash, which is 100% why the R&D budget is up, is that we are investing in our controller technology and expanding our engineers that can go out and put together custom designs for OEM customers. So there’s some investment there.

At the same time, we are expanding some of our — you saw CapEx was actually up quite a bit in the quarter. We are adding a couple of lines in anticipation of bringing on more OEM flash business next year. At the same time, we have added quite a bit of sales and marketing infrastructure to handle this expected increase in retail storage business as well.

So what you’re seeing is that there had to be some spending up front in order to prepare for future growth in a couple of major target areas, as far as OEM flash and external storage. So you’re seeing the expense, but you haven’t seen the revenue necessarily come to full fruition yet. So we are expecting that to happen over the next few quarters.

Eric Gomberg—Thomas Weisel Partners—Analyst

So yes, actually, just my final question, in the press release, you talk about an optimistic outlook going into 2006. So maybe you could give a sense of how you expect ‘06 to play out and if we could expect more of the nice margin improvement that you demonstrated this quarter as we look into 2006, if you think this is about as good as it gets for margins, or if it could go further, and what type of revenue growth these new focuses could drive for the Company?

Manouch Moshayedi—SimpleTech—Chairman and CEO

The revenue growth is mostly what we see is in the OEM flash side, both on the networking and also on the military side of the business. Those are higher margin than the corporate average type of a business. And we put in obviously a lot of R&D behind that technology. So obviously, the costs have gone up on the R&D side.

We are seeing very good growth in that area, and we are seeing a lot of new qualifications coming online. So we are pretty optimistic that in 2006, OEM flash and also military flash will grow significantly. And that comes at a pretty good gross profit margin in terms of the corporate average.

On the external drive side, as I mentioned, we have already got integrated into three major retailers in the U.S., and we are working on getting more penetration in the U.S., and the ASP for that product is higher than the corporate average; it’s about $150 a unit. So shipping out to really retail customers overseas will up the revenue. We see that they are very much equal to the corporate average of 18-21%.

So those are the two areas of growth that on one end we are trying to grow the gross profit margin by penetration more into the OEM and military accounts, and on the top end, we are trying to grow the revenue by getting to more retailers on the external drive side.

Operator

At this time, there are no further questions.

Manouch Moshayedi—SimpleTech—Chairman and CEO

Thank you very much for joining us today.

Operator

Thank you. This concludes today’s SimpleTech third-quarter 2005 earnings conference call. You may now disconnect.